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                                                                  Exhibit 10.5.1


                                    AGREEMENT

        THIS AGREEMENT, is made this 14th day of January, 2000, by and between C And C Carriage Mushroom Co., t/a Modern Mushroom Sales Company ("Modern Sales"), a Pennsylvania corporation, with its principal place of business located in Avondale, Pennsylvania, and Quincy Corporation, t/a Quincy Farms ("Quincy"), a Florida corporation and wholly-owned subsidiary of Sylvan Inc. ("Sylvan"), with its principal place of business located in Quincy, Florida.

                              W I T N E S S E T H:
                              - - - - - - - - - -

        Modern Sales is primarily engaged in the purchase, processing, packaging, resale and transportation of mushrooms. Quincy is primarily engaged in the growing and sale of mushrooms from its farm in Quincy, Florida ("Quincy Farms"). As an adjunct to its mushroom-growing activities, Quincy has also historically engaged in the processing, packaging, and sale of its mushroom output from facilities located at Quincy Farms (the "Business"). Modern Sales and Quincy have been engaged in discussions, over the last few months, pursuant to which Modern Sales would establish a regional mushroom processing, packaging and sales facility at Quincy Farms, and Quincy would divest to Modern Sales specified mushroom processing and packaging assets and customers. These discussions resulted in the execution of a non-binding letter of intent, on October 13, 1999, which outlined the broad terms of the contemplated arrangement between the parties (the "Letter of Intent"). Since the date of execution of the Letter of Intent, the parties have continued to exchange information and proceed with the planning of the proposed business arrangements contemplated by the Letter of Intent. The purpose of this Agreement is to memorialize the definitive terms of the proposed arrangement between the parties.



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        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Representations and Warranties of Modern Sales. Modern Sales hereby represents and warrants to Quincy that:

             (a) Corporate Organization and Authority. Modern Sales is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania, and has the requisite corporate power and authority to own and use its assets and to carry on its business as it is now being conducted. Modern Sales has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, by Modern Sales, will not contravene or violate, or constitute a breach of the terms of, Modern Sales' Articles of Incorporation or Bylaws, or any agreement to which it is a party.

             (b) Binding Agreement. The execution and delivery by Modern Sales of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Modern Sales. This Agreement has been duly executed and delivered by Modern Sales and is the legal, valid and binding agreement of Modern Sales, enforceable against Modern Sales in accordance with its terms. The execution, delivery and performance of this Agreement will not conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to, any contract, instrument, judgment, order, decree, law, rule or regulation applicable to Modern Sales or by which it is bound.

             (c) Consents. No consent of any party to any contract or arrangement to which Modern Sales is a party or by which it is bound or to which Modern Sales is subject is required for the execution, consummation or performance of this Agreement. To the knowledge of Modern

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Sales, no authorization, approval, or consent of, and no registration or filing with, any governmental or regulatory official, body, or authority is required in connection with the execution, delivery or performance of this Agreement by Modern Sales.

             (d) Litigation. Except as disclosed on Schedule 1(d), there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Modern Sales, threatened, against or relating to Modern Sales, or that would affect this Agreement, or, if adversely determined, could have a material adverse effect on Modern Sales, at law or in equity, or before or by any federal, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of Modern Sales, there is no reasonable basis for any of the foregoing.

             (e) Compliance with Laws. To the knowledge of Modern Sales, it is in compliance , in all material respects, with all existing requirements of federal, state, local and other laws, regulations and ordinances, and all existing requirements of all governmental bodies or agencies having jurisdiction over it and relating to the operation of its business.

        2. Representations and Warranties of Quincy. Quincy hereby represents and warrants to Modern Sales that:

             (a) Corporate Organization and Authority. Quincy is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own and use its assets and to carry on its business as it is now being conducted. Quincy has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, by Quincy, will not contravene or violate or constitute a breach of the terms of, Quincy's Articles of Incorporation or Bylaws, or any agreement to which it is a party.

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             (b) Binding Agreement. The execution and delivery by Quincy of this
Agreement. and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Quincy. This Agreement has been duly executed and delivered by Quincy and is the legal, valid and binding agreement of Quincy, enforceable against Quincy in accordance with its terms. The execution, delivery and performance of this Agreement will not conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to, any contract, instrument, judgment, order, decree, law, rule or regulation applicable to Quincy or by which it is bound.

             (c) Consents. No consent of any party to any contract or arrangement to which Quincy is a party or by which it is bound or to which Quincy is subject is required for the execution, consummation or performance of this Agreement. To the knowledge of Quincy, no authorization, approval, or consent of, and no registration or filing with, any governmental or regulatory official, body, or authority is required in connection with the execution, delivery or performance of this Agreement by Quincy.

             (d) Litigation. Except as disclosed on Schedule 2(d), there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Quincy, threatened, against or relating to Quincy, or that would affect this Agreement, or, if adversely determined, could have a material adverse effect on Quincy, at law or in equity, or before or by any federal, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of Quincy, there is no reasonable basis for any of the foregoing.

             (e) Compliance with Laws. To the knowledge of Quincy, it is in compliance,

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in all material respects, with all existing requirements of federal, state, local and other laws, regulations and ordinances, and all existing requirements of all governmental bodies or agencies having jurisdiction over it and relating to the operation of its business.

             (f) Assets. Quincy is the owner of, and has good and marketable title to all of the specified Assets (hereinafter defined). The Assets will be conveyed by Quincy to Modern Sales on the Closing Date, free and clear of any and all liens, charges, pledges, mortgages, security interests or other encumbrances, of any kind, except for liens and encumbrances in favor of Quincy's bank, which will be terminated immediately prior to Closing. The Assets are in operating condition and working order, reasonable wear and tear excepted. To the knowledge of Quincy, the Assets are free from material defects and damage, are functioning in the manner and are usable for the purposes intended, and conform with all applicable government and trade standards and requirements. The Production Equipment (hereinafter defined) includes tangible personal property now being used by Quincy to process, pack and/or handle mushrooms at Quincy Farms.

             (g) Customers. To the knowledge of Quincy, Quincy's current relationships with its Customers (hereinafter defined) is good, and there has been no indication of any intention, on the part of any such Customers, to terminate or modify, in a manner adverse to Quincy, any of such relationships. Except as disclosed on Schedule 2(g) attached hereto, Quincy does not have knowledge of any Customer which has notified or advised Quincy of its intention to terminate, reduce or change its business with Quincy, whether as a result of this Agreement or otherwise, and to the knowledge of Quincy, no material adverse change in relations with Customers will occur as a result of the announcement or consummation of the transactions contemplated by this Agreement. The Business has approximately fifty (50) active Customer (hereinafter defined) accounts, accounting for not less than $29 million dollars of annual sales in calender years 1997 and 1998.

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             (h) Trade Names, Trademarks, Etc. To the knowledge of Quincy, all trade names, trademarks and service marks, both domestic and foreign, used or held by Quincy for use in connection with the sale of mushrooms, as hereinafter more specifically described (the "Marks"), do not infringe upon the corporate names, trade names, trademarks, service marks, business styles or other proprietary rights or property of any other party, no other party is infringing upon the Marks, and no such infringement has been alleged, either by or against Quincy. Quincy has not licensed any of the Marks to any third party.

             (i) Employee Agreements and Plans. Except as disclosed on Schedule 2(i) attached hereto, Quincy does not have outstanding, and is not subject to, any written employment agreements, restrictive covenant agreements or confidentiality agreements, with any of its non-unionized, administrative, supervisory, sales and clerical employees, who are involved in the Business and identified on Schedule 2(i), who may be expected to be employed (directly or indirectly) by Modern Sales after the Closing Date (hereinafter defined), or any collective bargaining agreement or incentive compensation, deferred compensation, profit sharing, savings, pension or other "fringe benefit" plan or arrangement with or for the benefit of any current Quincy employees, which is not subject to immediate cancellation by Quincy.

             (j) Material Agreements. Schedule 2(j), which is attached hereto, lists each material (i.e., over $25,000) mushroom sales agreement, if any, to which Quincy is a party or by which it is bound which is scheduled to be performed, in whole or in part, after the Closing Date.

             (k) Financial Disclosures. Schedule 2(k) consists of financial information which has been supplied by Quincy to Modern Sales regarding the Business, specifically, information regarding income from sales of mushrooms by Quincy, and direct expenses associated

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with the processing and packaging of mushrooms and sales thereof, for the period
January 1, 1996 through May 31, 1999 (the "Financial Disclosures"). The
Financial Disclosures are true, correct and complete in all material respects, and fairly and accurately present, in all material respects, the revenues and direct operating expenses of the Business for the periods covered thereby. Since May 31, 1999, Quincy has operated the Business in the ordinary course and, except as disclosed on Schedule 2(k), there have been no material and adverse changes in the revenues or expenses associated with the Business. Except as disclosed on Schedule 2(k), all sales reflected in the Financial Disclosure, and all sales since May 31, 1999, were made to third party customers of Quincy. Except as disclosed on Schedule 2(k) and except for normal competitive forces, and general economic conditions, Quincy has no knowledge of any present condition or contingency specifically related to the Business or the Assets which it can reasonably expect to materially and adversely affect the Business. The books and accounts and other corporate records of Quincy relating to the Business and the Assets are true, correct and complete in all material respects, and all sales, and other material transactions related to the Business, have been recorded.

        3.   Disclaimer of Other Representations and Warranties.

             (a) Except as provided in Paragraphs 1 and 2 hereof, no party to this Agreement has requested or demanded any further representations or warranties of the other, and no further representations or warranties, whatsoever, expressed or implied, have been given by either party.

             (b) The representations and warranties contained in Paragraphs 1 and 2 hereof shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

        4.   Establishment of the Modern Florida Facility.

             (a) Modern Sales hereby agrees to establish a regional mushroom processing,

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packing and sales operation at Quincy Farms (the "Modern Florida Facility"). The
Modern Florida Facility will replace, in its entirety, the existing mushroom processing and packaging facility now being conducted by Quincy at Quincy Farms, and will commence operations within one (1) business day of the Closing Date.
The parties understand and anticipate that Modern Sales expects to make changes to the configuration of the production lines currently being operated by Quincy; has ordered and purchased (in anticipation of properly equipping the Modern Florida Facility), and expects to install, new processing and packaging equipment; will re-deploy production personnel; and expects to institute different proprietary mushroom handling and processing methods. Modern Sales will use its best efforts, consistent with the plans described in the previous sentence, to accomplish such changes as expeditiously as is practicable, so as to minimize any adverse impact on Quincy or the Modern Florida Facility. After the Closing and until such time as the business arrangement to be implemented by this Agreement is terminated, Quincy covenants that it will not process, package or sell mushrooms.

             (b) At Closing, Modern Sales will enter into the form of property lease, which is attached hereto as Schedule 4(b) (the "Lease"), by which Modern Sales will lease from Quincy a defined portion of Quincy Farms for use by the Modern Florida Facility (the "Modern Florida Facility Space"). The initial term of the Lease will commence two (2) days after the execution thereof. All leasehold improvements required to be made by Quincy to the Modern Florida Facility Space under the Lease, and which are shown on Schedule 4(b) hereto, shall be completed, in a workman-like fashion, by the Closing Date. Modern Sales will have the option, and will be given access to the Modern Florida Facility Space, to make leasehold improvements, at its expense, and to install new processing and packaging equipment procured by it in advance of commencement of the Lease. If Closing fails to occur, Quincy will give Modern Sales the

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opportunity to remove any such property owned by Modern Sales that is installed or delivered to the Modern Florida Facility in advance of commencement of the Lease. Any such removal shall be done so as to not damage or destroy Quincy's property or to unreasonably disrupt Quincy's business.

             (c) In the event that the business arrangement to be implemented by this Agreement is terminated by a party, it is agreed that the Lease may be simultaneously terminated, at the option of, and by, the party exercising its right to terminate this Agreement.

        5.   Purchase of Quincy's Mushroom Processing and Sales Assets.

             (a) Purchase and Sale of the Assets. At Closing (hereinafter defined), Quincy shall sell and assign to Modern Sales, and Modern Sales shall purchase and acquire from Quincy, free and clear of all liens, encumbrances and charges of any kind, all assets (but not any assets which are rejected as substandard by Modern Sales or which are expressly excluded by Paragraph 5(d)) owned by Quincy, of every kind and description, wherever located and whether or not reflected upon Quincy's books and records, which are currently owned and used by Quincy to handle, clean, grade, pack, market and/or sell mushrooms at Quincy Farms (collectively, the "Assets") and which consist of the following:

                 (i) all tangible personal property, including all machinery, equipment, devices, vehicles, forklifts, and other material handling apparatuses, all as more fully described by item, quantity and location on
Schedule 5(a)(i) (collectively, the "Production Equipment"). The Production Equipment shall include all spare parts, inventories, tools, supplies and maintenance equipment related thereto, together with all assignable manufacturer's warranties thereon;

                 (ii) all furniture, furnishings, computers and related software, telephone and office equipment, all as more fully described by item, quantity and location on Schedule 5(a)(ii) (collectively, the "Office Equipment");

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                 (iii) all remaining inventories (on the Closing Date) of
consumable packaging materials, including plastic and cellophane shrink wrap, containers, boxes, cartons, product labels, insulating cardboard and the like ("Inventories"), all as are more fully described by item, quantity and location on Schedule 5(a)(iii), all of which Inventories meet applicable regulatory and industry standards;

                 (iv) all right, title and interest in and to all supplier agreements in respect of Quincy's mushroom processing and packaging operation and all contracts, commitments and agreements to sell mushrooms after the Closing Date, if any, described on Schedule 5(a)(iv) ("Contracts");

                 (v) all Customer (hereinafter defined) and trade deposits, if any, described on Schedule 5(a)(v) ("Deposits");


                 (vi) all books and records and customer files and correspondence relating to sales of fresh and canned mushrooms ("Books and Records"), the customer list and the exclusive right to service all of Quincy's past and present fresh and canned mushroom customers and prospects (all such mushroom customers are listed on Schedule 5(a)(vi)) (collectively, the "Customers"), and all records with respect to mushroom sales, mailing lists, advertising and promotional materials, label artwork, personnel records and mushroom sales telephone numbers. Quincy and Modern Sales mutually recognize that certain of such Books and Records are co-mingled with books and records of Quincy that do not relate to the Business, and cannot be readily separated out. Accordingly, all such Books and Records (whether separable or co-mingled) will be preserved, held and maintained by Quincy at Quincy Farms, for a minimum of two years, and Modern Sales will be given reasonable access to all such Books and Records, and will be provided


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with copies of such Books and Records upon reasonable notice. Should Quincy determine to relocate or destroy (after two years) any such Books and Records, it will first offer to transfer the same to Modern Sales at the Modern Florida Facility. Any such Books and Records (particularly, Customer files and correspondence) that relate solely to the Business and can be extracted from Quincy Farms without undue effort will be moved to the Modern Florida Facility, and Modern Sales will make such records available for review and copying by Quincy or its accountants.

             (b) Third Party Possession of Assets. If any Assets are in the possession of a third party after Closing who is unwilling to release its possession of the same, it shall be the responsibility of Quincy to provide Modern Sales with possession of such Assets.

             (c) Intellectual Property License. Effective as of the Closing, Quincy grants to Modern Sales, and Modern Sales accepts, an exclusive, worldwide license to use all trademarks, service marks and trade names (including all variations thereof), which are owned and have been used by Quincy in connection with the sale of mushrooms as identified on Schedule 5(c) attached hereto ("Marks"). During the term of such license, Quincy will make no use of the Marks whatsoever in connection with mushroom or other agricultural products (provided, however, that Quincy may indicate, in its marketing materials, that its spawn and other growing products are used to produce mushrooms sold under the Marks), and Quincy will take all steps reasonably necessary and bear all costs reasonably required to preserve and maintain its ownership rights in the Marks. In the event of the infringement of any Mark, Quincy agrees, at Modern Sales' request and expense, to defend the infringed Mark. Modern Sales will pay to Quincy an annual license fee of $1.00 in respect of the Marks, such fee to be payable annually in December in respect of the succeeding calendar year. The license fee in respect of calendar year 2000 (the "Initial Annual License Fee") shall be payable at Closing. Upon the termination of Paragraph 7 of this

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Agreement, such license will also terminate provided, however, that any product packed under any Mark prior to the date of such termination may continue to be associated with such Mark after such termination.

             (d) Excluded Assets. Apart from the Assets specifically described in Paragraph 5(a) above, Modern Sales will not acquire title or rights to any other assets belonging to Quincy including, specifically, production assets currently used in Quincy's mushroom processing or sales operation which are held by Quincy under lease, all of which leased assets are identified on Schedule 5(d) ("Leased Assets"), or cash (other than the Deposits) or accounts receivable arising prior to Closing. In its sole discretion, Modern Sales may elect to assume, by express assumption agreement at Closing, any assignable obligation for any of the Leased Assets, provided that such liabilities accrue from and after the Closing Date.

             (e) Assumption of Certain Liabilities. On the Closing Date, Modern Sales may elect to assume and fulfill, when due, all liabilities and obligations of Quincy which are to be performed and which accrue, from and after the Closing Date, under those Contracts designated by Modern Sales from the list set forth on Schedule 5(a)(iv) attached hereto, and for such designated Leased Assets as Modern Sales may elect to assume in its discretion.

             (f) No Other Liabilities Assumed. Except for designated Contracts, and any liabilities assumed in respect of designated Leased Assets, Quincy shall remain solely responsible for the satisfaction of all of its liabilities, whether absolute, known or unknown, liquidated or unliquidated, contingent or otherwise, pending or threatened, and whether incurred before or after the Closing Date. Quincy will satisfy all liabilities (other than taxes not yet due), other than the Contracts and any liabilities to be assumed in respect of Leased Assets, on the Closing Date, out of the Purchase Price.

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             (g) Employees, Consultants and Agents. Except as otherwise expressly set forth herein, Modern Sales has not undertaken and shall have no obligation to employ or retain, in any capacity, any employees, consultants or agents presently employed or engaged by Quincy.

        6. Lease of Employees. Schedule 6.1 sets forth a true, correct and complete list of the supervisory, production, sales and clerical employees presently employed by Quincy in its mushroom processing and sales operation, including their current rates of pay and benefits. All production employees, who are (or will become) engaged in mushroom processing and packaging functions at Quincy Farms (the "Production Employees"), are subject to a collective bargaining agreement, dated July 20, 1999, with the United Farm Workers of America, AFL-CIO (the "Collective Bargaining Agreement"), a true, correct and complete copy of which is attached hereto as Schedule 6.2. Quincy hereby agrees to retain, and not terminate, all Production Employees selected by Modern Sales for employment and, commencing on the Closing Date, will lease all such personnel (the "Leased Production Employees") to Modern Sales pursuant to the terms of a form of labor resolution agreement which is attached hereto as
Schedule 6.3 (the "Labor Resolution Agreement"). The term of the Labor Resolution Agreement shall commence two (2) days following the Closing Date and shall continue through the end of the specified term of the Collective Bargaining Agreement (the "Employee Leasing Term"). Modern Sales will not do any act, or fail to take any action, which would cause a violation of the Collective Bargaining Agreement.

        7.   Outputs Commitment for Quincy Farms Mushrooms.

             (a) Purchase Commitment. Commencing two (2) days after the Closing Date, Modern Sales agrees to purchase (or cause to be purchased by its designated affiliate) from Quincy, and Quincy agrees to sell to Modern Sales (or its designated affiliate), 100% of the


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merchantable output of fresh mushrooms, consisting of white and brown varieties of agaricus mushrooms, and such other species of mushrooms as may be mutually agreed to by the parties ("Fresh Product"), and 100% of the merchantable soup output (i.e., mushrooms appropriately destined for canning) ("Canned Product"), that are grown and produced at Quincy Farms (Fresh Product and Canned Product are hereinafter collectively referred to as "Product") during the term of this Agreement. Quincy will use its best efforts to produce at least twenty-five (25) million pounds of Product annually at Quincy Farms (the "Annual Output Target"), and will use its best efforts to do so in relatively stable weekly quantities, without significant seasonal variation (that is, the expected weekly output will approximate 1/52 of the projected Annual Output Target). Purchases of Canned Product may be made by Modern Sales' affiliate, Dove Foods, Inc.

             (b) Coordination. Quincy will use its best efforts, at all times during the term of this Agreement, to grow quantities of mushrooms consistent with the Annual Output Target. If Quincy's production falls below an average of
1.7 million pounds per month in any three consecutive calendar month period, Quincy acknowledges that Modern Sales may seek other sources of fresh mushrooms, and/or may suffer adverse operating expense results. Correspondingly, if Quincy's production rises above an average of 2.6 million pounds per month in any three consecutive calendar month period, Quincy acknowledges that excess Fresh Product may need to be diverted to (lower paying) canned mushroom customers, due to a lack of adequate fresh processing capacity. Modern Sales agrees to use its best efforts to reasonably expand its processing capabilities at the Modern Florida Facility to meet the gradually increasing mushroom production output of Quincy Farms.

             (c) Allocation of Purchases Between Fresh Product and Canned Product. Modern Sales agrees to use its best efforts to sell the maximum quantity of Product, in the best

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available grades, into the market for fresh mushrooms (it being understood that
Fresh Product will generally command higher prices than Canned Product). The parties mutually agree that Modern Sales will finally determine, in its best judgment, how to best allocate Product between fresh and canned customers, based on market demand, and the quality and grade of available Product. The parties mutually acknowledge that Fresh Product may, at times, be properly categorized as Canned Product, and treated as soup output, due to market-demand forces, and not due to quality issues. The parties mutually acknowledge that any loss of Customers suffered by Modern Sales or any reduced purchases made by Customers, after the Closing Date, could result in the short-term redirection of Fresh Product from the fresh market to the canned market.

             (d) Priority Given to Quincy's Product. Modern Sales agrees that it will not "import" to the Modern Florida Facility product that will result in the diversion of identical Fresh Product from the fresh market to the canned market (i.e., it will use Product from Quincy Farms before it will substitute identical product from elsewhere).

             (e) Price and Terms.

                 (i) In consideration of its purchases of Product, Modern Sales will pay Quincy in accordance with the prevailing price list in effect at the time of delivery of Product (the "Price List"). The initial Price List, which will govern purchases from the inception of this Agreement through December 1, 2000, is attached to this Agreement as Schedule 7(e)(i). The Price List will be adjusted annually by the parties, effective as of December 1, commencing on December 1, 2000. Adjustments to the Price List will be made based upon changes to prevailing regional market prices for mushrooms (fresh and canned), and is (and will be) based upon Quincy's belief that Customers are presently paying (and will continue to pay) the average per pound price, net of advertising and sales promotion allowances, for mushrooms, which price is

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indicated on Schedule 7(e)(i)(A) (the "Assumed Realized Price"). If the parties are unable to come to agreement on any revised Price List, reflecting the factors noted above, then such dispute will be submitted to binding arbitration for resolution. Such arbitration will be conducted in accordance with the procedures set forth on Schedule 7(e)(i)(B). Notwithstanding the determination of prices set forth or to be set forth in the initial or any subsequent Price List, the parties agree that Modern Sales will have the right to prospectively (i.e., when the next Price List is put into effect) reduce Price List prices payable to Quincy for mushrooms by an amount equal to 50% of the amount below the Assumed Realized Price if it is determined that the average selling price per pound of mushrooms to Customers has fallen below the Assumed Realized Price. Correspondingly, Modern Sales will be obligated to increase Price List prices payable to Quincy, prospectively (i.e., when the next Price List is put into effect) by an amount equal to 50% of the amount above the Assumed Realized Price if the average selling price per pound of mushrooms to Customers and to other regional customers serviced by the Modern Florida Facility has risen above the Assumed Realized Price if such increase comes about solely as a result of price increases achieved throughout the industry in the regional markets serviced by the Modern Florida Facility, or, if both parties agree that Quincy is employing a new and/or unique technique or technology that clearly produces a superior and/or unique mushroom product. The determination of the average per pound selling price to Customers and to other regional customers serviced by the Modern Florida Facility will be made on the basis of a fiscal year ending on September 30 of each calendar year, for the Price List which would take effect on the next occurring December 1, commencing December 1, 2000. Quincy will pay all Mushroom Council assessments on Product, and expressly acknowledges that the Price List (initial and as thereafter revised) assumes that Quincy will be responsible for such assessments on Product.

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                 (ii) Modern Sales will pay Quincy for purchases of mushrooms on a weekly basis, with Product delivered through Friday of any week to be paid within 28 days of the end of such week.

                 (iii) Due to the substantial volume of mushroom purchases projected to be made by Modern Sales from Quincy, Modern Sales has agreed to put into and maintain in effect at all times during the term of this Agreement, a credit enhancement arrangement to secure at least the dollar amount indicated on
Schedule 7(e)(iii)(A) (the "Credit Protection Target") for purchases of Product from Quincy. In particular, Modern has secured a commitment for the issuance of an irrevocable stand-by letter of credit in the face amount of the Credit Protection Target, which instrument is expected to annually cost the amount shown on Schedule 7(e)(iii)(A), and which cost will be borne by Quincy as long as it desires to have such instrument in effect. In the alternative, the parties have investigated the availability of credit insurance to protect Quincy's accounts receivable from sales of Product to Modern Sales. Such insurance is described on Schedule 7(e)(iii)(B). To the extent that Modern Sales arranges such credit insurance on behalf of Quincy, which coverage is acceptable to Quincy, Quincy will either pay the premiums directly, or will reimburse Modern Sales for the premiums, for as long as Quincy desires to maintain such coverage. In the event that there is a significant increase (i.e., in excess of 50%) in the annual cost of such coverage over the cost of the initial coverage, due to the insurability of Modern Sales, as opposed to general insurance market factors, such increase in premium cost will be borne by Modern Sales. Modern Sales will determine, prior to Closing, what credit enhancement arrangement it will utilize. If it elects to provide credit insurance, and if the cost or availability of such insurance becomes prohibitive (i.e., double the initial cost, or more), then Modern Sales may, in its discretion, elect to switch to an alternative credit enhancement instrument ("Credit

Protection"). Modern Sales agrees to put Credit Protection into effect by Closing.

             (f) Synergy Payment.

                 (i) Modern Sales agrees to pay to Quincy, on account of its purchases of Product, in addition to the applicable payments due under the prevailing Price List for Product, and as additional compensation for such purchases of Product, a quarterly synergy bonus determined by reference to this Paragraph (the "Synergy Bonus") during the term of this Agreement. The parties mutually expect that the Modern Florida Facility will process a substantially higher volume of mushrooms than has been historically processed by Quincy at Quincy Farms, and will do so on a more economical basis, particularly, by spreading fixed overhead costs incurred by Modern Sales over a larger volume of processed mushrooms. The parties further recognize and agree that a portion of the overhead savings expected to be realized will be directly attributable to the volume of Product to be put through the Modern Florida Facility.

                 (ii) For purposes of this paragraph, the term "Realized Overhead Cost" is understood to mean the amount that results from combining all expenses, of every kind, that will be incurred by Modern Sales at the Modern Florida Facility and at any of its other facilities, in the processing of mushrooms during a given Agreement Year, other than mushroom acquisition costs and salaries and benefits paid to members of the Ciarrocchi family, and dividing the resulting amount by the total number of pounds of mushrooms that are processed by the Modern Sales in the same time period. The term "Agreement Year" is understood to mean a specified calendar year (e.g., the first Agreement Year is expected to commence on January 16 and to end on December 31, 2000; the second Agreement Year is expected to run for all of calendar year 2001; etc.).

                 (iii) Based upon the Financial Disclosures, the parties have mutually concluded that if their respective, pre-Agreement processing, packaging and sales overhead costs were combined, the hypothetical resulting overhead cost to process a pound of mushrooms would have been as indicated on Schedule 7(f)(iii) (the "Overhead Cost Benchmark"). To the extent that Modern Sales realizes savings or other economies of scale that drive down the Realized Overhead Cost below the Overhead Cost Benchmark during a given Agreement Year, then Modern Sales will pay to Quincy, on account of Product acquired during such Agreement Year, a Synergy Bonus equal to the excess (if any) of the Overhead Cost Benchmark over the Realized Overhead Cost, multiplied by the total number of pounds of mushrooms processed during the Agreement Year, with the resulting amount to be multiplied by a factor of 33%. Such payment assumes that Quincy will use best efforts to provide Modern Sales with at least twenty-five (25) million pounds of Product during the Agreement Year (such number to be pro-rated if the Agreement Year consists of less than twelve full months).

                 (iv) The Synergy Bonus, if any, payable to Quincy in respect of an Agreement Year, will be paid in four equal quarterly installments, without interest, with the first payment due forty-five days after the conclusion of the subject Agreement Year, and with the first such installment due on February 16, 2001.

                 (v) The Quincy representative on the Advisory Board shall receive from Modern Sales monthly data on the expenses that will be utilized to determine the Realized Overhead Cost, and the parties will annually review the cost savings to be used to calculate the Synergy Bonus. Reference is made to
Schedule 7(f)(v) for an illustration of the expense data to be used in the calculation of the Synergy Bonus.

                 (vi) The parties acknowledge that it should be mutually advantageous to fold, into Modern Sales, other processors of mushrooms, in order to endeavor to further reduce the Realized Overhead Cost. To the extent that any such addition increases the Realized Overhead

Cost, such increase will not impact upon the Synergy Bonus otherwise payable to Quincy but, for, the financial impact of such addition. To the extent that any such addition further reduces the Realized Overhead Cost, Quincy will share in such marginal savings, on the relative basis of the quantity of Product compared to the overall quantity (inclusive of any such additions) of mushrooms processed by Modern Sales. The decision to add additional mushroom processors to the Modern Florida Facility or elsewhere shall be made solely by Modern Sales, following consultation with Quincy in advance of such decision. Reference is made to Schedule 7(f)(vi) for an illustration of how the parties expect to calculate the Synergy Bonus if additional mushroom processors are folded into Modern Sales.

                 (vii) If, in the first six (6) months of operation of the Modern Florida Facility, the Realized Overhead Cost exceeds the Overhead Cost Benchmark, such inefficiency shall be recovered by Modern Sales by credit, on a dollar-for-dollar basis, against the first dollars that would thereafter be subject to payment of a Synergy Bonus. Reference is made to Schedule 7(f)(vii) for an illustration of such recovery.

                 (viii) The parties contemplate that Quincy, Sylvan or their affiliates may desire to take advantage of other marketing opportunities (not involving the processing or sales of mushrooms) through the Modern Florida Facility or other facilities operated by Modern Sales, which may result in further overhead expense savings to Modern Sales, and should Modern Sales desire to pursue such opportunities, the parties undertake to make an appropriate adjustment to the determination of the Synergy Bonus as a result thereof.

             (g) Successors. Subject to Paragraph 14(d) hereof, Quincy covenants and agrees that any sale of Quincy Farms will be expressly subject to the outputs commitment set forth in this Paragraph 7, and Quincy agrees that it will require any such purchaser to expressly assume such obligation as a condition of any such sale.

         8.  Closing; Purchase Price.

             (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Quincy at Quincy Farms, Quincy, Florida, at 10:00 a.m. on January 14, 2000, or at such other time and place as the parties may otherwise mutually agree (including the use of the U.S. mails or Federal Express), not later than ten (10) business days after the satisfaction and/or waiver by Modern Sales and/or Quincy of the conditions to Closing set forth in Paragraphs 12 or 13 hereof (the "Closing Date"). If the Closing shall not have occurred on or before January 14, 2000, due to the failure of conditions set forth in Paragraphs 12 or 13 hereof, then the party that would otherwise have the ability to not proceed to Closing by virtue of the failure of conditions shall have the option to extend the Closing Date for up to one (1) thirty (30) day extension period. If, after giving effect to any such elected extension, the conditions to Closing shall not have been satisfied by the Closing Date or the extended Closing Date, then this Agreement shall automatically terminate and shall be null and void, and no party hereto shall have any further rights, liabilities or obligations hereunder. Modern Sales and Quincy will use their respective reasonable best efforts to cause the conditions set forth in Paragraphs 12 and 13 to be satisfied.

             (b) Amount of the Purchase Price. In consideration of the sale, assignment and delivery by Quincy of the Assets, Modern Sales shall pay to Quincy, and Quincy shall accept from Modern Sales, the fair market value of the Assets, which the parties have determined is the sum of Two Hundred and Forty Six Thousand Seven Hundred and Twenty Three Dollars ($246,723.00) for the Production Equipment, the Office Equipment, Contracts, Deposits and Intangibles, less the total amount of Deposits, per Schedule 5(a)(v); and the sum determined by reference to the values assigned to the various classes of items which make up the Inventories, as set forth on Schedule 5(a)(iv), as such Inventories shall exist on the Closing Date (collectively, the "Purchase Price"). The cash portion of the Purchase Price shall be paid in full at Closing, by wire transfer, or by certified or corporate check.

             (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as provided on Schedule 8(c) attached hereto. The parties shall each report the income and other tax consequences of this purchase and sale in accordance with such allocation, and shall cooperate with each other in the filing of any and all tax returns required by the Internal Revenue Service and any state or local taxing agencies or authorities in connection with the foregoing allocation.

        9. Covenants of Quincy. Quincy hereby covenants and agrees to and with Modern Sales as follows:

             (a) Interim Operation of Quincy's Mushroom Processing and Sales Business. Between the date hereof and the Closing Date, Quincy will continue to conduct the Business, in the ordinary course, consistent with past practice, and will use its best efforts to preserve intact the Business, and to retain its present employees and to preserve the goodwill of its Customers and others having business relationships with the Business; will maintain the Assets in the same condition and state of repair as exists on the date of this Agreement, reasonable wear and tear excepted; will refrain from taking or omitting to take any action that would result in a violation of Quincy's representations and warranties contained herein or render them inaccurate on the Closing Date, and will take all actions which may be necessary in order that said representations and warranties shall be true and correct, in all material respects, on the Closing Date. During such period, Quincy will not sell, encumber or dispose of any of the Assets, except in the ordinary course of business and consistent with past practice. Quincy will, from the date hereof to Closing, do or cause to be done all things necessary to maintain and safeguard the Assets in a reasonable and proper manner. Quincy will also limit purchases of Inventories to levels consistent with past practice and the reasonably anticipated needs of the Business. The provisions of this Paragraph 9(a) are subject in all respects to Paragraph 14 hereof.

             (b) Access. Between the date hereof and the Closing Date, Quincy shall cooperate with and shall afford representatives and agents of Modern Sales access, during normal business hours and on reasonable notice, to all of Quincy's properties, books, contracts and records relating to the Business and, during such period, Quincy shall promptly furnish to Modern Sales all information concerning the Assets and the Business as Modern Sales may reasonably request. In particular, Quincy will permit Modern Sales' operations people to observe, inspect and view the processing functions, while in operation, so long as Quincy's operations are not unduly disrupted. Such investigation, if made, shall not affect or diminish the representations and warranties of Quincy made in this Agreement or any of the obligations of Quincy in this Agreement. Quincy shall disclose to Modern Sales, in writing prior to Closing, any such representations and warranties it believes to be untrue or incorrect.

             (c) Insurance. Between the date hereof and the Closing Date, Quincy shall maintain in full force and effect all insurance policies that are currently in effect.

             (d) Employees. Quincy will use its best efforts to cause such of its non-unionized administrative, supervisory, sales and clerical employees involved in the Business, as may be designated by Modern Sales, to become employees of Modern Sales, effective on the Closing Date.

             (e) Bulk Transfer Compliance. Quincy will comply with any Florida tax or other state law provisions which may be triggered by the purchase and sale of Assets contemplated by this Agreement, and shall fully, completely and promptly indemnify Modern Sales for any and all taxes, charges, assessments, penalties, interest or other fees that are levied against Modern Sales as a result of any non-compliance by Quincy with such tax and other state law provisions, it being understood that Modern Sales is not to become liable for any pre-Closing obligations arising from the operation of the Business and which are occasioned by reason of the transaction contemplated by this Agreement. Modern Sales will cooperate and assist Quincy to comply with all such state law requirements.

        10. Deliveries to Modern Sales. On or prior to the Closing Date, Quincy shall deliver or cause to be delivered to Modern Sales:

             (a) Documents of Transfer. Such Bills of Sale, Assignments and other documents as may be reasonably required to vest in Modern Sales good and marketable title to the Assets, free and clear of all encumbrances, together with possession of the Assets (or, at Modern Sales' option, the right to obtain possession on demand), including a warranty as to title thereto.

             (b) Corporate Certificates. Copies of resolutions of the Board of Directors and (if required) the sole shareholder of Quincy (Quincy's counsel will deliver its legal opinion to Modern Sales, at Closing, indicating that such shareholder approval is not required under Florida law if Quincy fails to deliver the approval of the sole shareholder of Quincy at Closing), certified by the President of Quincy, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and a certificate of Quincy's President certifying that all obligations of Quincy and all conditions to Closing contained in this Agreement have been complied with.

             (c) Third Party Consents. All consents or approvals of third parties and any governmental or regulatory body required to permit the consummation of the transactions contemplated hereby and necessary to permit Quincy to sell the Assets and transfer the Contracts.

             (d) Lease. The Lease in respect of the proposed Modern Florida Facility Space, in the form of that attached hereto as Schedule 4(b), duly executed by Quincy.

             (e) Labor Resolution Agreement. The Labor Resolution Agreement, in the form of that attached hereto as Schedule 6.3, duly executed by Quincy.

             (f) Inventories. A computer-generated list of the Inventories existing on the Closing Date, in order to determine the amount of the Purchase Price due in consideration thereof.

             (g) Deposits. A true, correct and complete list of Deposits, itemized by customer and supplier.

             (h) Other Instruments. Such other instruments and documents as may be reasonably necessary to effect the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Modern Sales.

             (i) Bulk Transfer Compliance. Appropriate proof of compliance with Paragraph 9(e).

        11. Deliveries to Quincy. On or prior to the Closing Date, Modern Sales shall deliver or cause to be delivered to Quincy:

             (a) Purchase Price. The Purchase Price required to be paid under Paragraph 6(b) above.

             (b) Corporate Certificates. Copies of resolutions of the Board of Directors of Modern Sales, certified by the President of Modern Sales, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and a certificate of Modern Sales' President certifying that all obligations of Modern Sales and all conditions to Closing contained in this Agreement have been complied with.

             (c) Other Instruments. Such other instruments and documents as may be reasonably necessary to effect the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Quincy, as Quincy may reasonably request.

             (d) Lease. The Lease described in Paragraph 4(b) above, executed by Modern Sales.

             (e) The Labor Resolution Agreement. The Labor Resolution Agreement described in Paragraph 6, executed by Modern Sales.

             (f) Payment of Initial Annual License Fee. Payment of the sum of $1.00 on account of the fee for the Initial Annual License Fee (i.e., first year's license of the Marks).

             (g) Credit Protection. Delivery of a Credit Protection instrument in favor of Quincy.

        12. Conditions to Obligations of Modern Sales. The obligation of Modern Sales to purchase the Assets under this Agreement shall be subject to the complete satisfaction and fulfillment of each of the following conditions precedent, any or all of which may be waived in whole or in part by Modern
Sales:

             (a) Accuracy of Representations and Warranties. The representations and warranties of Quincy made in or pursuant to this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing.

             (b) Obligations. All obligations and conditions required to be performed or observed by Quincy shall have been performed or observed by Quincy on or prior to the Closing Date.

             (c) Deliveries. Unless waived, Modern Sales shall have received from Quincy all of the items required to be delivered pursuant to Paragraph 10 above.

             (d) No Litigation. No litigation, governmental action or other proceedings shall have been threatened in good faith or commenced which would prevent or otherwise have an impact on the consummation of the transactions contemplated hereby.

             (e) No Encumbrances. Modern Sales shall have confirmed to its satisfaction that there are not on file in any applicable jurisdiction any presently effective financing statements or statements of assignments relating thereto and covering any of the Assets.

             (f) Completed Due Diligence. Modern Sales shall have completed, to its satisfaction, the due diligence investigation of the Business and the Assets which Modern Sales deems necessary including, but not limited to, Modern Sales' confirmation that the Business has approximately fifty (50) active Customer accounts, accounting for not less than $29 million dollars of annual sales in calendar years 1997 and 1998, that the Financial Information is substantially accurate and consistent with Quincy's books and records, and no material adverse information with respect to the Business shall have been discovered by Modern Sales in the course of such investigation. Such condition shall be deemed to be satisfied or waived by Modern Sales unless Modern Sales notifies Quincy, prior to January 7, 2000, that it is terminating this Agreement because the results of its due diligence investigation are unsatisfactory.

             (g) Consents. Quincy shall have obtained and delivered to Modern Sales all consents required to permit the assignment of the Contracts and the Leased Assets selected to be assumed by Modern Sales to Modern Sales, from and after the Closing Date, on the same terms and conditions as exist on the date of this Agreement. Modern Sales shall also have obtained, at its sole cost and expense, any and all such approvals and clearance certificates as shall be necessary and appropriate under Florida law as a result of the transactions contemplated by this Agreement, and Quincy shall have given all notices and shall have made all filings, and shall have paid all taxes, and other statutory assessments, charges, contributions and fees (and any interest and penalties relating thereto) accrued up to and through the Closing Date.

        13. Conditions to Obligations of Quincy. The obligation of Quincy to sell the Assets under this Agreement shall be subject to the complete satisfaction and fulfillment of each of the following conditions precedent, any or all of which may be waived in whole or in part by Quincy:

             (a) Deliveries. Unless waived, Quincy shall have received from Modern Sales all of the items required to be delivered pursuant to Paragraph 11 above.

             (b) No Litigation. No litigation, governmental action or other proceedings shall have been threatened in good faith or commenced which would prevent or otherwise have an impact on the consummation of the transactions contemplated hereby.

             (c) Accuracy of Representations and Warranties. The representations and warranties of Modern Sales made in or pursuant to this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing.

             (d) Obligations. All obligations and conditions required to be performed or observed by Modern Sales shall have been performed or observed by Modern Sales on or prior to the Closing Date.

         14. Term and Terminations.

             (a) Term. The term of this Agreement shall commence two (2) days after the Closing Date and shall continue until the fifth annual anniversary of such date (the "Initial Term"), and shall automatically extend from year to year thereafter (each such additional year is hereinafter referred to as a "Renewal Term"), unless and until terminated in accordance with this Agreement.

Either party may terminate this Agreement, without cause, at the end of the Initial Term, or at the end of any Renewal Term, provided that the party desiring to terminate gives at least six (6) months prior written notice to the other party. Either party may terminate this Agreement, with cause, upon three
(3) months prior written notice to the other. The term "cause" shall mean the failure to abide by or to perform any covenant, agreement or other term or provision set forth in this Agreement, or in any other certificate or agreement executed and/or delivered in connection with the Closing of this Agreement, or the breach of any representation or warranty set forth herein, following not less than ten (10) days prior written notice and reasonable opportunity to cure (if such failure or breach is capable of being cured).

             (b) Effect of Termination Without Cause. Upon a termination of this Agreement without cause, this Agreement will terminate and each party will be relieved of any further liabilities or obligations to perform hereunder accruing from and after the effective date of termination. All liabilities and obligations accrued up to the effective date of termination will continue to exist, and will be required to be satisfied in accordance with the terms of this Agreement.

             (c) Effect of Termination With Cause. Upon a termination of this Agreement with cause, the non-breaching party may elect, at its option, to be relieved of all or specified of its liabilities and obligations hereunder, as of the effective date of termination; may hold the breaching party responsible for damages suffered (by the non-breaching party) by reason of the breach committed by the breaching party; and may insist on (and may be awarded damages for the breach of) compliance with its other obligations and liabilities under this Agreement through the scheduled end of the then pending term of this Agreement.

             (d) Termination Upon Certain Dispositions. Subject to the consent and assumption requirements of Paragraph 25(b) and to the conditions set forth in this Paragraph 14, either party may terminate this Agreement in the event of:
(i) a sale or other disposition to an unrelated third party of substantially all the assets of Quincy or a majority of the capital stock of Quincy (a "Quincy Disposition"), or (ii) a sale or other disposition to an unrelated third party of substantially all the assets of Modern Sales or a majority of the capital stock of Modern Sales (but not if any such disposition is related to preparing to take the operation public as part of a public offering) (a "Modern Disposition"). If such a disposition occurs prior to the Closing of the transactions contemplated by this Agreement, then such termination will be without liability or penalty to either party, except as otherwise set forth in Paragraph 6 of the Letter of Intent. If such a disposition occurs after Closing and if the non-disposing party does not grant its prior written consent to the assignment of this Agreement to the buyer, then the selling party will pay a termination fee to the non-disposing party. The termination fee will be $2 million plus an amount equal to (i) expenditures (on a depreciated basis as of the date of payment) made by the non-selling party in carrying out the transactions contemplated by this Agreement, for capital assets (including, by way of illustration, leasehold improvements) that it is unable to recover and retain following the applicable disposition; and (ii) the reasonable and necessary costs incurred by the non-selling party to transport to and reinstall at new production sites those capital assets that the non-selling party is able to recover and retain. The termination fee shall be payable upon the closing of the applicable disposition. In addition to payment of the termination fee: (I) in the event of a Quincy Disposition, the parties further agree that all customers of the Modern Florida Facility, including Customers, shall remain the customers of Modern Sales, and Quincy covenants and agrees not to solicit sales of mushrooms to any such customers for a period of six (6) months after the disposition closing; and (II) in the event of a Modern Disposition, the parties agree that all

Customers (i.e., those listed on Schedule 5(a)(vi)) shall revert to Quincy, and Modern Sales covenants and agrees not to solicit sales of mushrooms to any such Customers for a period of six (6) months after the disposition closing, and Quincy covenants and agrees not to solicit sales of mushrooms to any other customers (i.e., all customers of Modern Sales other than Customers) of the Modern Florida Facility for a period of six (6) months after the disposition closing. Notwithstanding such covenants, if a customer elects to purchase mushrooms from a party who has agreed to not solicit such customer, then a royalty of $.20 per pound shall be paid by the party selling such customer for six (6) months on sales to any such customer, commencing with the first full month following the disposition closing, with such royalties to be paid monthly, within ten (10) days following the month of collection of any sale subject to the royalty. Any termination pursuant to this Paragraph 14(d): (x) prior to Closing shall be on not less than seven (7) days' prior written notice by the terminating party to the non-terminating party; and (y) after Closing shall be on not less than thirty (30) days' prior written notice by the terminating party to the non-terminating party. If the non-disposing party does grant its written consent to the assignment of this Agreement to the Buyer, then it is understood that such approval is conditioned upon, and the disposing party agrees to secure, as a precondition to closing any such disposition, the express written assumption, by the buyer, of this Agreement, the Lease and the Labor Resolution Agreement, on the same terms and conditions, and which assumptions shall be binding on such buyer's successors and assigns.

             (e) Termination Upon Pricing Change. Subject to the provisions of Paragraph 14(g) hereof, but notwithstanding any other provision in this Agreement to the contrary, Quincy may terminate this Agreement, in its sole discretion, on not less than ninety (90) days' prior written notice to Modern Sales in the event that the average price per pound paid to Quincy falls below the price indicated on Schedule 14(e) for any period of nine (9) consecutive months. Any such termination will be without any dollar liability or penalty to either party by reason of such termination, but will be subject to all other obligations set forth in this Agreement including, by way of illustration only, Paragraphs 14(f) and (g) hereof.

             (f) Technology Fee. The parties recognize that, following Closing, Modern Sales will redesign, re-equip, re-deploy production personnel and reconfigure the mushroom processing and packaging operation previously conducted by Quincy at Quincy Farms and, accordingly, Quincy acknowledges that it will become privy to Modern Sales' proprietary mushroom processing, handling and packaging expertise and knowledge (the "Proprietary Technology") as a result thereof. Proprietary Technology shall not include anything that is a currently accepted industry practice. Schedule 14(f) identifies, in reasonable detail, the Proprietary Technology that belongs to Modern Sales and which will be introduced to the Modern Florida Facility. In the event that Quincy terminates this Agreement, without cause, and desires to use (or have its affiliates use) any of the Proprietary Technology after such termination, and Modern Sales consents to such use, Quincy will be obligated to pay to Modern Sales a technology fee on account of such use (the Technology Fee"), in accordance with the table set forth on Schedule 14(f). Upon such termination, Modern Sales will have the sole discretion to remove and/or to refuse to allow Quincy to use any of the Proprietary Technology, which use, Quincy acknowledges, may be blocked by temporary and permanent injunctive relief. In the event that Quincy terminates this Agreement, with cause, or if Modern Sales terminates this Agreement without cause, Modern Sales will grant Quincy a non-assignable, royalty-free license to use the Proprietary Technology for the periods of time described, and on such other terms as are indicated, on the table set forth on Schedule 14(f). To the extent that either party introduces technologies unrelated to the Proprietary

Technology to the other party, the parties agree that such unrelated technologies will be the subject of licensing and royalty arrangements to be negotiated. All such technology arrangements will survive the termination of this Agreement, by their respective terms, and will be binding on successors and assigns, even if Quincy, Quincy Farms and/or Modern Sales are sold, or their respective assets are disposed of.

             (g) Dealings with Customers of the Modern Florida Facility in the Event of Certain Terminations. In the interests of attempting to insure the best possible continued service and availability of mushrooms to former customers of the Modern Florida Facility in the event of the termination of this Agreement, the parties desire to address the handling of customers of the Modern Florida Facility following the termination of this Agreement. Accordingly, in the event that this Agreement terminates, for any reason other than cause, then, in any such event, each party would have the sole and exclusive right (as between the parties), for a period of two (2) years, to solicit sales of mushrooms to any former customer of the Modern Florida Facility that such party initially brought to the Modern Florida Facility (such as Customers of Quincy; and new regional customers that were extensions of any such initial customers brought to the Modern Florida Facility by a party). Each party covenants and agrees not to solicit any such customer on the other party's list during such two (2) year period. All other new customers of the Modern Florida Facility will be added to the two customer lists, upon such termination, 50%/50%, based upon the volume of mushrooms purchased, from the Modern Florida Facility, unless the parties opt, by agreement, to trade such customers (or any initial customers brought to the Modern Florida Facility) with each other, in the interests of greater efficiency. If, however, a customer elects to purchase mushrooms from a party who has agreed not to solicit such customer, then a royalty of $.20 per pound shall be paid by the party selling such customer for two (2) years on sales to any such customer, commencing with the first full month following the effective date of termination of the Agreement, with such royalties to be paid monthly, within ten (10) days following the month of collection of any sale subject to the royalty. The provisions of this Paragraph 14(g) shall not apply in the event of a termination pursuant to Paragraph 14(d).

        15.  Restrictive Covenants.

             (a) Non-Competition Pending Term of Agreement. Quincy agrees that, during the term of this Agreement, Quincy will not, directly or indirectly, whether as employer, employee, principal, agent, independent contractor, consultant, officer, director, shareholder, partner, joint venturer, or in any other capacity own, manage, operate, control, be employed by, engage in, be associated with, or have a financial interest in any business involved or engaged in the processing, packing or sale of mushrooms anywhere in the geographic territory identified on Schedule 15(a). If, during the term of this Agreement, Quincy or any of its affiliates desires to enter into any business involved or engaged in the processing, packaging and/or sale of mushrooms anywhere outside of the geographic territory identified on Schedule 15(a), Quincy will give prompt notice to Modern Sales of such desired undertaking, together with a reasonably complete description of the proposed activities, and thereupon Modern Sales will, in its discretion, have ninety (90) days to elect to pursue such processing, packaging and sales activities in lieu of Quincy. If Modern Sales fails to so timely elect to pursue such activities, then Quincy may do so, but without making use of any of the Marks during the license term indicated in Paragraph 5(a) above.

             (b) Non-Solicitation.

                 (i) Quincy. Except as specifically set forth in Paragraph 14(g) hereof, Quincy further agrees that, during the term of this Agreement and for twenty-four (24) months thereafter, Quincy will not initiate communication with, contact, solicit, or sell, either directly or indirectly, on behalf of themselves or on behalf of any other person, firm or corporation, any current or former customer of the Modern Florida Facility, inclusive of Customers, or induce, solicit or attempt to influence any employee, agent or representative of the Modern Florida Facility to leave the employ of Modern Sales.

                 (ii) Modern Sales. Except as specifically set forth in Paragraph 14(g) hereof, Modern Sales agrees that during the term of this Agreement and for twenty-four (24) months thereafter, Modern Sales will not induce, solicit or attempt to influence any employee, agent or representative of Quincy (other than those employees identified in this Agreement) to leave the employ of Quincy.

        16.  Remedies.

             (a) Injunctive Relief. Both Quincy and Modern Sales acknowledge that the restrictive covenants contained in this Agreement, in view of the nature of the business in which each expects to be engaged during the term of this Agreement, are reasonable and necessary in order to protect the legitimate interests of each party, and that any violation thereof would result in irreparable harm to such party. Both Quincy and Modern Sales agree, each with respect to the other party, that if it violates the terms of this Agreement, then the other party shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, which right shall be cumulative and in addition to any other rights or remedies to which such party may otherwise be entitled at law or in equity. Quincy and Modern Sales each further agree with respect to the other that, upon a breach or violation by it, of the provisions of this Agreement, the period during which the restrictive covenants herein contained shall be enforced shall be deemed to be extended by an amount of time equal to the duration of any such breach or violation.

             (b) Cut-Back Provision. If all or any portion of the covenants contained in this Agreement or the application thereof are construed to be invalid or unenforceable, then the remainder of such covenant or covenants and/or the application thereof shall not be affected and any remaining covenants or portions thereof shall then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the geographic area covered, the duration thereof, or the scope thereof, then the court making such determination may, in the exercise of its power, reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in such manner and scope as will be adjudged to be reasonable by such court.

        17. Risk of Loss. Between the date hereof and the Closing Date, Quincy shall bear the risk of all loss or damage to the Assets. If, prior to the Closing Date, any portion of the Assets or the Modern Florida Facility Space are "materially" damaged or destroyed as a result of any casualty whatsoever, then Quincy shall, within three (3) business days after its receipt of notice thereof, give written notice thereof to Modern Sales. Modern Sales shall then have the right, at its sole option, within three (3) days after its receipt of such notice, to: (a) terminate this Agreement, in which event this Agreement shall become null and void and Modern Sales shall have no further liabilities or obligations hereunder, or (b) accept the Assets in their then condition together with the proceeds of any insurance received by Quincy, together with an assignment of all rights to any such proceeds not yet received. For purposes of this Agreement, a "material" part of the Assets or the proposed Modern Florida Facility Space shall be deemed to have been damaged or destroyed if the cost of replacement, repair or restoration thereof exceeds $50,000 in the aggregate (in the opinion of an insurance adjuster mutually selected by Modern Sales and Quincy). In the event of a non-material loss, Modern Sales and Quincy agree that, at the Closing (if it otherwise occurs hereunder), the Purchase Price shall be reduced by an amount equal to the value of the loss as determined by a third party mutually selected by Modern Sales and Quincy.

        18.  Indemnification.

             (a) Losses Incurred by Modern Sales. Quincy shall defend, indemnify and hold harmless Modern Sales (and its directors, officers, employees and affiliates) from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and court costs, and fees and costs incurred in investigation, and including any legal or equitable action brought by any federal, state or local governmental authority (each of the foregoing being referred to herein as a "Loss"), of every kind and nature suffered or incurred by or threatened against Modern Sales arising out of, resulting from, or in connection with any or all of the following:

                 (i) Any misrepresentation or breach of any representation or warranty made by Quincy in this Agreement;

                 (ii) Any non-performance, failure to comply or breach by Quincy of any covenant, promise or agreement of Quincy contained in this Agreement;

                 (iii) The assertion, against Modern Sales, of responsibility for any liabilities of Quincy, other than Contracts or obligations for specified Leased Assets that are expressly assumed by Modern Sales at Closing;

                 (iv) Any negligence, tortious act, thing or occurrence caused by or resulting from any act or omission of Quincy and/or its employees or agents relating to the Business prior to the Closing Date;


                 (v) Any responsibility for damage or injury to the environment arising out of any and all acts of Quincy, on and off the Modern Florida Facility Space, prior to and up to the Closing Date including, but not limited to, the generation and disposal of waste, whether on or off the Modern Florida Facility Space; and

                 (vi) Any claim based upon product liability with respect to products grown, processed or sold by Quincy on or prior to the Closing Date.

             (b) Losses Incurred by Quincy. Modern Sales shall defend, indemnify and hold harmless Quincy (and its directors, officers, employees and affiliates) from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and court costs, and fees and costs incurred in investigation, and including any legal or equitable action brought by any federal, state or local governmental authority (each of the foregoing being referred to herein as a "Loss"), of every kind and nature suffered or incurred by or threatened against Quincy arising out of, resulting from, or in connection with any or all of the following:

                 (i) Any misrepresentation or breach of any representation or warranty made by Modern Sales in this Agreement;

                 (ii) Any non-performance, failure to comply or breach by Modern Sales of any covenant, promise or agreement of Modern Sales contained in this Agreement;

                 (iii) The assertion, against Quincy, of responsibility for any liabilities of Modern Sales;

                 (iv) Any negligence, tortious act, thing or occurrence caused by or resulting from any act or omission of Modern Sales and/or its employees or agents relating to the Business after the Closing Date;

                 (v) Any responsibility for damage or injury to the environment arising out of any and all acts of Modern Sales, on and off the Modern Florida Facility Space, after the

Closing Date including, but not limited to, the generation and disposal of waste, whether on or off the Modern Florida Facility Space; and

                (vi) Any claim based upon product liability with respect to products grown, processed or sold by Modern Sales after the Closing Date.

             (c) Notice of Claims, etc. As soon as reasonably practicable after a party entitled to indemnification hereunder (the "Indemnifiable Party") receives notice of any Loss, in respect of which the other party may be liable under this Paragraph 18, the Indemnifiable Party shall give notice thereof to the other party. The Indemnifiable Party may at its option claim indemnity under this Paragraph 18 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnifiable Party shall in good faith determine that such claim is not frivolous and that the Indemnifiable Party may be liable or otherwise incur a Loss as a result thereof and shall give notice of such determination to the other party. The Indemnifiable Party shall permit the other party, at its sole option and expense, to assume the defense of any such claim by counsel satisfactory to the Indemnifiable Party, and to settle or otherwise dispose of the same, provided that the Indemnifiable Party may at all times participate in such defense, and provided, further, that the other party shall not, in defense of any such claim, except with the prior written consent of the Indemnifiable Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnifiable Party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages by the other party.

             (d) Non-Waiver. Failure by the Indemnifiable Party to give prompt notice to the other as specified in Paragraph 18(c) above shall not release, waive or otherwise affect the indemnity obligations of the parties hereunder, except to the extent that the other party can demonstrate actual loss and prejudice as a result of such failure.

        19.  deleted.

        20. Agreement to Consummate; Further Assurances; Advisory Board; Quincy Accounts Receivable.

             (a) Joint Agreement to Consummate. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to do all things necessary, proper or advisable, under this Agreement and all applicable laws and regulations, to consummate the transactions contemplated hereby. If, at any time after the Closing Date, any further action is necessary, proper or advisable to carry out the intention of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action.

             (b) Formation of Advisory Board. Following the Closing, Modern Sales will promptly form an advisory board (the "Advisory Board") to generally oversee and supervise the operations of the Modern Florida Facility, and to coordinate the supply of mushrooms from Quincy Farms with the processing and sales capabilities of the Modern Florida Facility. The Advisory Board will hold regular meetings at the Modern Florida Facility, no less frequently than monthly. A representative of Quincy will serve as a member of, and will participate in all deliberations of, the Advisory Board. The Advisory Board will regularly address and resolve the mix of mushroom varieties to be grown at Quincy Farms and to be processed at the Modern Florida Facility, with the parties to this Agreement recognizing the need to respect and reasonably accommodate each other's business needs. In particular, the parties will endeavor to reconcile Quincy's desire to maximize revenues by producing and selling to Modern Sales higher-priced varieties of mushrooms, in increasing quantities, with the need of Modern Sales to be able to sell a full line of mushrooms to its regional customers, and not to be overwhelmed with quantities of mushrooms that are beyond the market-demand of the regional customer base, or the processing capacity of the Modern Florida Facility. The Advisory Board will also use its best efforts to address appropriate grading standards for Product. The Quincy representative on the Advisory Board will also be invited to observe and participate in (on a non-voting basis) all meetings of the Board of Directors of Modern Sales.

             (c) Post Closing Quincy Accounts Receivables Collection Assistance. Quincy is solely responsible for the collection and maintenance of accounts receivable arising from the sale of mushrooms by it up to and including the Closing Date. Nevertheless, with respect to Customers that continue to be customers of Modern Sales after the Closing Date, Modern Sales agrees to use its best efforts to assist Quincy in the collection of amounts validly owed Quincy by such Customers. These best efforts will include any and all collection practices that are reasonable and customary in the mushroom business and that Modern Sales deems appropriate under the circumstances. Best efforts is understood not to include the commencement of collection litigation or the filing of PACA complaints or liens by Modern Sales.

        21. Post Closing Covenants of Quincy. Quincy covenants and agrees with Modern Sales that, after the Closing:

             (a) Satisfaction of Business Liabilities. Quincy will pay, perform and discharge, in full and prior to their respective due dates, all of Quincy's liabilities, obligations and debts related to the operation of the Business prior to the Closing Date, other than those liabilities, accruing from and after the Closing Date, to be expressly assumed by Modern Sales hereunder, and other than liabilities being contested by Quincy in good faith.

             (b) Further Assurance of Title. Quincy will, for no further consideration, perform all such other actions, and execute, acknowledge and deliver and cause to be executed, acknowledged and delivered, such assignments, transfers, consents and certificates, and other documents as Modern Sales, or its counsel, may reasonably request to better vest in Modern Sales and perfect Modern Sales' right, title and interest in, and enjoyment of, the Assets.

             (c) deleted.

             (d) Production of Mushrooms. Quincy will, at all times during the term of this Agreement, continue to use best efforts to grow mushrooms at Quincy Farms, at the minimum annual production rate of twenty-five (25) million pounds, at a monthly rate of between 1.7 and 2.6 million pounds.

        22. Survival. All representations, warranties and covenants of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall survive the execution, delivery and performance of this Agreement. In addition, the indemnification obligations set forth in Paragraph 18.

        23. Expenses. Each party shall be responsible for its own expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, except as otherwise expressly provided herein. Except as hereinafter set forth, Quincy shall pay all costs incurred in connection with transferring title to the Assets to Modern Sales as contemplated by this Agreement (whether at or subsequent to the Closing). Modern Sales will bear the cost to retitle any motor vehicles to be transferred by Quincy, and Quincy will bear the cost of clearing or releasing any liens and encumbrances, if any, of record against the Assets.

        24. Notices. All notices, requests, demands and other communications required or permitted to be made hereunder ("Notice") shall be given in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered or certified mail, return receipt requested, first class postage prepaid, or sent by nationally recognized overnight delivery service, in each case addressed to the party entitled to receive the same at the address specified below.


If to Modern Sales, then to:                If to Quincy, then to:

C And C Carriage Mushroom Co.               Quincy Corporation
P.O. Box 388                                190 Mannie Gunn Road
Avondale, PA 19311                          Quincy, Florida 32351
Attn: Charles J. Ciarrocchi, Jr.,           Attn: Bob Weatherford, CFO
President                                   Facsimile: 850-627-1222
Facsimile: 610-268-3099

        and to                                  and to

C And C Carriage Mushroom Co.               Fred Bennitt
P. O. Box 388                               c/o Sylvan Inc.
Avondale, PA 19311                          333 Main Street
Attn: Bennett D. Lazar, CFO                 P.O. Box 249
Facsimile: 610-268-3099                     Saxonburg, PA 16056-0249
                                            Facsimile: 724-352-7550

With a copy, sent in the manner prescribed above, to:

Sanford K. Mozes, Esquire
Fox Rothschild O'Brien & Frankel, LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19103
Facsimile: 215-299-2150

Any party may alter the address or facsimile numbers to which communications are to be sent by giving Notice of such change of address or facsimile in conformity with the provisions of this paragraph providing for the giving of Notice. Notice shall be deemed to be effective, if personally delivered, when delivered; if delivered by facsimile, on the next business day after transmission thereof on a machine with confirmed answer back; if mailed, at midnight on the third business day after being sent by registered or certified mail; and if sent by nationally recognized overnight delivery service, on the next business day following the date of delivery to such delivery service.

        25.  Miscellaneous.

             (a) Amendments. No change, amendment or modification of any provision of this Agreement will be effective unless it is in writing signed by the party against whom enforcement of the change, amendment or modification is sought.

             (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing sentence to the contrary, each party shall have the right, upon prior notice to the other, to assign all or any of its rights under this Agreement to any corporation, partnership or other entity in which such party or any affiliate of such party has an interest as part of a reorganization of its business or otherwise, provided that such party remains responsible as surety of the obligations set forth in this Agreement.

             (c) Waivers. No waiver of any right under this Agreement will be deemed effective unless contained in writing signed by the party charged by such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver of any future such right or of any right arising under this Agreement.

             (d) Brokers. Quincy, on the one hand, and Modern Sales, on the other hand, warrant and represent to the other that each has had no dealings, negotiations or communications with any brokers, finders or other intermediaries in connection with this Agreement or the transactions contemplated hereby. If any claim is asserted by any other person, corporation or other entity, whether a broker, finder or otherwise, claiming a commission and/or finder's fee with respect to this Agreement or the sale and purchase of the Assets resulting from any act, representation or promise of Quincy, on the one hand, or Modern Sales, on the other hand, then such party shall indemnify, defend and hold harmless the other party from and against any such claim.

             (e) Titles. The titles of the Paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions hereof.

             (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

             (g) Schedules. All schedules to this Agreement are hereby incorporated by reference into, and made a part of, this Agreement.

             (h) Execution; Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories hereto.

             (i) Entire Agreement. This Agreement and the other documents delivered pursuant hereto shall constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, except as herein contained. All of the terms of the Letter of Intent not expressly modified by this Agreement shall continue to apply to the relationship between the parties. A copy of the Letter of Intent is attached hereto as
Schedule 24(i) and is incorporated by reference. The express terms hereof shall control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

             (j) Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties agree that any suit or proceeding arising under this Agreement shall be brought in the U.S. District Court for the Northern District of Florida, in Tallahassee, or in the Eastern District of Pennsylvania, in Philadelphia, or, if federal jurisdiction does not pertain, in the state court of the State of Florida, in Gadsden County, or in the Court of Common Pleas of Pennsylvania, in Chester County. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any suit or proceeding and hereby waives any objection which any of them may now or hereafter have to the laying of venue in such courts, and any claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized agents on the day and year first above written.

                                         "Quincy"

Attest:                                  QUINCY CORPORATION

By: /s/ Bob Weatherford                  By: /s/ G. J. Verhagen
   ------------------------------           -------------------------------

Title:      CFO                          Title: President
      ---------------------------


                                         "Modern Sales"

                                         C And C CARRIAGE MUSHROOM CO.
                                         t/a Modern Mushroom Sales Company

By: /s/ Bennett D. Lazar                 By: /s/ Charles J. Ciarrocchi, Jr.
   -----------------------------            -------------------------------
                                                Charles J. Ciarrocchi, Jr.
Title:      CFO                          Title: President
      --------------------------

The undersigned, intending to be legally bound, hereby joins in the above Agreement to the extent specifically indicated therein with respect to the undersigned.

                                         "Sylvan"

                                         SYLVAN INC.

By: /s/ Donald A. Smith                  By: /s/ Fred Y. Bennitt
   -----------------------------            -------------------------------

Title:      CFO                          Title: Secretary/Treasurer
      --------------------------               ----------------------------